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                                                                EXHIBIT 12 (S-3)

                                  EXHIBIT 12
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)



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

                                                SIX MONTHS                            YEAR ENDED DECEMBER 31,
                                                ENDED JUNE        --------------------------------------------------------------
                                                 30, 1998
                                                (UNAUDITED)
                                                                   1997         1996          1995          1994          1993

Earnings:
Income before income taxes and                      $153           $593         $485           $505          $408          $311
effect of changes in accounting
principles

Net adjustment for less than 50%                       -            (15)         (18)           (10)           (1)           (1)
owned subsidiaries accounted for
by the equity method

Fixed charges (as calculated below)                   37             64           51             46            51            59

Capitalized interest                                  (5)            (8)          (5)            (5)           (8)           (6)

Amortization of capitalized interest                   2              4            6              8            12            12
                                                  -------        ------        ------        ------        ------        ------

Earnings                                             187            638           519           544           462           375
                                                  =======        ======        ======        ======        ======        ======
Fixed Charges:

Interest and debt expense                             24             39            35            28            28            36

Adjustment for 50% and > owned                         3              7             1             1             2             2
subsidiaries accounted for by the
equity method

Capitalized interest                                   5              8             5             5             8             6

Rental expense representing interest factor            5             10            10            12            13            15
                                                  ------         ------        ------        ------        ------        ------

Fixed Charges                                         37             64            51            46            51            59
                                                  ======         ======        ======        ======        ======        ======
Ratio of Earnings to Fixed Charges                    5X            10X           10X           12X            9X            6X
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